Exhibit 99.1

MAYVILLE ENGINEERING COMPANY ANNOUNCES

THIRD QUARTER 2026 RESULTS

MILWAUKEE, Wis., November 3, 2026 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three months ended September 30, 2026.

THIRD QUARTER 2026 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $170.4 million, or +18.1% y/y
●	Net income of $0.4 million, or $0.02 per diluted share; Non-GAAP Adjusted Diluted EPS of $0.15
●	Adjusted EBITDA of $17.0 million
●	Adjusted EBITDA margin of 10.0% of net sales
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 2.9x1 as of September 30, 2026
●	Secured approximately $45 million in Datacenter & Critical Power project awards

1 Trailing twelve-month Adjusted EBITDA is calculated per the Company’s current Credit Agreement

MANAGEMENT COMMENTARY

“Our third quarter results were in line with our expectations and reflected strong demand as project volumes continued to accelerate within our Datacenter & Critical Power end market,” said Jag Reddy, President and Chief Executive Officer. “Net sales increased 18.1% year-over-year, driven by continued growth in Datacenter & Critical Power and improving demand across our Commercial Vehicle and Construction & Access end markets. As volumes ramped, Adjusted EBITDA margin improved on a sequential basis through better capacity utilization, while we continued to absorb project launch costs consistent with our expectations. At the same time, operational efficiency across our footprint remained uneven during the quarter as our teams responded to rapidly evolving customer requirements and the pace and volume of incoming demand. We view these dynamics as a natural part of scaling the business through a period of accelerated growth, and our priority remains investing in the people, equipment and capacity required to capture what we believe is a historic, multi-year growth opportunity in the high-value Datacenter & Critical Power space.”

“During the quarter, we secured approximately $45 million of new Datacenter & Critical Power project awards, and our qualified opportunity pipeline now exceeds $200 million,” Reddy continued. “Importantly, this demand we are seeing today reflects datacenter infrastructure investments initiated approximately three years ago, as the products we manufacture are typically installed during the later stages of a project build. Based on our awarded programs and pipeline, we are anticipating reaching full capacity within the next 18 months and have started deploying capital towards expanding our footprint. On October 1, 2026 we closed on the acquisition of our Thomson, Georgia facility, which, together with planned equipment investment, is expected to add approximately $50 million of annual revenue capacity by 2028 and increase our total revenue capacity beyond the approximately $850 million previously disclosed.”

“Looking ahead, I am excited about the opportunity in front of us and our ability to deliver profitable growth in 2027 and beyond,” Reddy concluded. “We will continue to incur launch costs and deploy capital in a disciplined manner as we position MEC to serve this growing customer base. While these investments and the ongoing alignment of our operations with customer timelines will remain a factor over the coming quarters, we expect to realize improved operating leverage as volumes continue to ramp. We believe these actions position MEC to deliver attractive, sustainable returns on invested capital as we capitalize on this multi-year secular growth opportunity.”

PERFORMANCE SUMMARY

Net sales increased by 18.1% on a year-over-year basis in the third quarter of 2026, primarily due to growing demand in the Datacenter & Critical Power, Commercial Vehicle, Construction & Access and Other end markets. These increased volumes were partially offset by lower demand in the Powersports and Agriculture end markets.

Manufacturing margin was $18.8 million in the third quarter of 2026, or 11.0% of net sales, versus $15.9 million, or 11.0% of net sales, in the prior year period. The year-over-year increase in manufacturing margin dollars was primarily attributable to improved capacity utilization driven by higher sales volumes in the Datacenter & Critical Power end market, as well as growth within the Commercial Vehicle and Construction & Access end markets. This increase was partially offset by $3.0 million of Datacenter & Critical Power project launch and outsourcing costs, and premium labor.

Bonuses and deferred compensation expenses were $2.5 million in the third quarter of 2026 as compared to $2.2 million in the prior year period. Other selling, general and administrative expenses were $8.8 million in the third quarter of 2026 as compared to $10.5 million in the prior year period. The decrease in other selling, general and administrative expenses primarily reflect a decrease in non-recurring acquisition-related expenses and the realization of synergies associated with the Accu-Fab acquisition.

Interest expense was $3.0 million in the third quarter of 2026, as compared to $3.4 million in the prior year period, due to decreased average borrowings under the Company’s revolving credit facility partially offset by higher interest rates in the current period.

Net income for the third quarter of 2026 was $0.4 million, or $0.02 per diluted share, versus a net loss of $2.7 million, or ($0.13) per diluted share, in the prior year period.

MEC reported Adjusted EBITDA of $17.0 million in the third quarter of 2026, or 10.0% of net sales, versus $14.1 million, or 9.8% of net sales, in the prior year period. The increase in Adjusted EBITDA is primarily due to higher sales volumes and improved capacity utilization, partially offset by Datacenter & Critical Power project launch and outsourcing costs, and premium labor.

Third quarter Adjusted Net Income was $4.0 million, or $0.15 per diluted share, versus $2.0 million, or $0.10 per diluted share, in the prior year period. The increase in Adjusted Net Income reflects higher income from operations and lower interest expense.

Free cash flow during the third quarter of 2026 was ($3.3) million as compared to ($1.1) million in the prior year period. The decrease was primarily driven by higher capital expenditures related to equipment needed to support rapidly accelerating demand in the Datacenter & Critical Power end market partially offset by higher cash flow from operations.

END MARKET UPDATE

	Three Months Ended
	September 30,
	2026	2025
Commercial Vehicle	$52,799	$39,211
Datacenter & Critical Power	37,216	22,566
Construction & Access	24,200	22,145
Powersports	16,791	22,980
Agriculture	7,293	8,098
Military	7,228	7,433
Other	24,831	21,877
Net Sales	$170,358	$144,310

Commercial Vehicle

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEMs) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the Commercial Vehicle end market were $52.8 million in the third quarter of 2026, an increase of 34.7% versus the prior year period. The increase was attributable to improved customer demand during the third quarter of 2026, supported by an increase in North American Class 8 production.

Datacenter & Critical Power

MEC manufactures precision metal enclosures, racks, frames, and sub-assemblies for OEMs that deliver reliable power distribution, backup energy systems, and intelligent power management solutions in mission-critical datacenter and electrical infrastructure environments.

Net sales to the Datacenter & Critical Power end market were $37.2 million in the third quarter of 2026, an increase of 64.9% versus the prior year period. The increase in sales reflects accelerating demand from legacy customers and new project launches.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Construction & Access end market were $24.2 million in the third quarter of 2026, an increase of 9.3% versus the prior year period. The increase in net sales was primarily due to continued improvement in non-residential construction demand.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within the all-terrain vehicles (ATV), side-by-sides, utility task vehicles (UTV), marine propulsion, and motorcycle markets. MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/UTV racks, cowl assemblies and vehicle frames.

Net sales to the Powersports end market were $16.8 million in the third quarter of 2026, a decrease of 26.9% versus the prior year period. The decrease in net sales to the Powersports end market was primarily driven by continued soft customer demand due to global supply chain realignment among OEMs in this end market.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Agriculture end market were $7.3 million in the third quarter of 2026, a decrease of 9.9% versus the prior year period. The decrease in net sales in the Agriculture end market reflects continued demand softness for large agricultural equipment.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the Military end market were $7.2 million in the third quarter of 2026, a decrease of 2.8% versus the prior year period. The decrease in net sales compared to the prior year was due to continued program transition delays.

Other

MEC also produces a wide variety of components and assemblies for customers in the industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to Other end markets for the third quarter of 2026 were $24.8 million, an increase of 13.5% versus the prior year period. The increase in net sales compared to the prior year period was associated with continued strong aluminum extrusion demand.

BALANCE SHEET UPDATE

As of September 30, 2026, MEC had net debt outstanding of $146.6 million and total cash and availability on its senior secured revolving credit facility of $30.3 million. At the end of the third quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 2.9x.

FINANCIAL GUIDANCE

Today, the Company is updating its financial guidance for the full-year 2026.  All guidance is current as of the time provided and is subject to change.

	FY 2025	FY 2026 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$546.5	$630	$635	$640
Adjusted EBITDA	$47.1	$48	$50	$52
Free Cash Flow	$26.9	$(16)	$(11)	$(6)

The Company’s full-year 2026 guidance assumes a full year of Accu-Fab ownership, incremental Datacenter & Critical Power cross-selling revenue, and continued improvement in Commercial Vehicle and Construction & Access, partially offset by ongoing softness in our Agriculture and Powersports end markets. Guidance for the year also incorporates the impact of continued launch and outsourcing costs associated with new Datacenter & Critical Power programs along with premium labor. Free Cash Flow guidance reflects working capital investment and planned capital expenditures of $25 million to $35 million, including the initial investment in the Thomson, Georgia facility.

THIRD QUARTER 2026 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, November 4, 2026, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 461-5787 and use Access Code: 338748163.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures trade policy uncertainty and inconsistent demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; macroeconomic conditions impacting Datacenter & Critical Power end market demand; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; geopolitical and economic developments, including foreign trade relations and associated tariffs; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to satisfy our current obligations under existing indebtedness and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2025. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, datacenter & critical power, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 28 facilities, of which 25 are in use, across ten states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistics services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, loss on extinguishment of debt, Chief Financial Officer transition costs, natural disaster costs, acquisition related costs, costs recognized on step-up of Accu-Fab acquired inventory, restructuring and impairment costs. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income (Loss) and Adjusted Diluted EPS represent net income (loss) before the aforementioned Adjusted EBITDA addback items and acquisition related amortization of intangible assets, which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss) or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$1,509	$1,502
Receivables, net of allowances for doubtful accounts of $720 at September 30, 2026 and $577 at December 31, 2025	86,211	57,551
Inventories, net	78,158	59,398
Tooling in progress	2,643	4,746
Prepaid expenses and other current assets	6,074	5,217
Total current assets	174,595	128,414
Property, plant and equipment, net	159,970	149,996
Assets held for sale	3,082	1,402
Goodwill	140,452	140,246
Intangible assets, net	101,890	111,280
Operating lease assets	24,628	30,473
Other long-term assets	1,222	1,829
Total assets	$605,839	$563,640
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$71,258	$52,377
Current portion of operating lease obligation	7,013	6,729
Accrued liabilities:
Salaries, wages, and payroll taxes	6,045	2,753
Bonuses and deferred compensation	4,423	2,170
Other current liabilities	11,538	10,740
Total current liabilities	100,277	74,769
Bank revolving credit notes	130,174	202,525
Operating lease obligation, less current maturities	20,311	25,572
Deferred compensation, less current portion	5,426	5,240
Deferred income tax liability	7,955	11,298
Other long-term liabilities	14,367	3,499
Total liabilities	$278,510	$322,903
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 27,688,384 shares issued at September 30, 2026 and 22,505,704 at December 31, 2025	—	—
Additional paid-in-capital	305,215	208,777
Retained earnings	42,130	51,976
Treasury shares at cost, 2,187,334 shares at September 30, 2026 and December 31, 2025	(20,016)	(20,016)
Total shareholders’ equity	327,329	240,737
Total liabilities and shareholders' equity	$605,839	$563,640

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$170,358	$144,310	$478,119	$412,217
Cost of sales	151,595	128,371	430,702	367,126
Amortization of intangible assets	3,130	3,125	9,400	6,591
Bonuses and deferred compensation	2,461	2,221	12,111	7,071
Other selling, general and administrative expenses	8,834	10,545	27,323	29,727
Impairment of long-lived assets	—	—	1,544	—
Income (loss) from operations	4,338	48	(2,961)	1,702
Interest expense	(2,956)	(3,430)	(10,093)	(6,395)
Loss on extinguishment of debt	—	—	(134)	—
Income (loss) before taxes	1,382	(3,382)	(13,188)	(4,693)
Income tax expense (benefit)	958	(707)	(3,342)	(941)
Net income (loss) and comprehensive income (loss)	$424	$(2,675)	$(9,846)	$(3,752)

Earnings (loss) per share:
Basic	$0.02	$(0.13)	$(0.43)	$(0.18)
Diluted	$0.02	$(0.13)	$(0.43)	$(0.18)

Weighted average shares outstanding:
Basic	25,590,157	20,423,858	22,953,232	20,485,995
Diluted	25,830,313	20,423,858	22,953,232	20,485,995

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(9,846)	$(3,752)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	24,029	23,630
Amortization	9,400	6,591
Allowance for doubtful accounts	143	71
Inventory excess and obsolescence reserve	722	(208)
Stock-based compensation expense	3,763	2,953
Loss (gain) on disposal of property, plant and equipment	1	(1)
Impairment of long-lived assets	1,544	—
Deferred compensation	(391)	1,100
Loss on extinguishment of debt	134	—
Non-cash lease expense	4,729	4,334
Other non-cash adjustments	581	280
Changes in operating assets and liabilities:
Accounts receivable	(28,803)	(5,356)
Inventories	(19,482)	(1,661)
Tooling in progress	2,103	115
Prepaids and other current assets	(208)	(1,933)
Accounts payable	19,292	9,960
Deferred income taxes	(3,343)	(1,613)
Operating lease obligations	(5,029)	(4,239)
Accrued liabilities	3,663	(5,090)
Net cash provided by (used in) operating activities	3,002	25,181
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(19,942)	(8,430)
Proceeds from sale of property, plant and equipment	6	22
Payment for acquisition, net of cash acquired	—	(140,062)
Net cash used in investing activities	(19,936)	(148,470)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	1,295,298	1,147,941
Payments on bank revolving credit notes	(1,367,649)	(1,015,808)
Proceeds from stock offering	93,884	—
Payments of financing costs	(398)	(793)
Shares withheld for employees' taxes	(1,202)	(1,577)
Purchase of treasury stock	—	(4,607)
Payments on finance leases	(2,992)	(856)
Net cash provided by (used in) financing activities	16,941	124,300
Net increase (decrease) in cash and cash equivalents	7	1,011
Cash and cash equivalents at beginning of period	1,502	206
Cash and cash equivalents at end of period	$1,509	$1,217

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income (loss) and comprehensive income (loss)	$424	$(2,675)	$(9,846)	$(3,752)
Interest expense	2,956	3,430	10,093	6,395
Provision (benefit) for income taxes	958	(707)	(3,342)	(941)
Depreciation and amortization	11,244	11,136	33,428	30,222
EBITDA	15,582	11,184	30,333	31,924
Stock-based compensation expense	1,461	845	3,763	2,953
Loss on extinguishment of debt	—	—	134	—
CFO transition costs	—	—	—	1,148
Natural disaster costs	(310)	15	(310)	307
Acquisition related costs	225	887	225	3,265
Restructuring and impairment	—	559	2,460	559
Costs recognized on step-up of Accu-Fab acquired inventory	—	591	—	591
Adjusted EBITDA	$16,958	$14,081	$36,605	$40,747
Net sales	$170,358	$144,310	$478,119	$412,217
EBITDA Margin	9.1%	7.7%	6.3%	7.7%
Adjusted EBITDA Margin	10.0%	9.8%	7.7%	9.9%

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income (Loss) and Adjusted Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2026		2025		2026		2025
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income (loss) and comprehensive income (loss)	$424	$0.02	$(2,675)	$(0.13)	$(9,846)	$(0.43)	$(3,752)	$(0.18)
Stock-based compensation expense	1,461	0.06	845	0.04	3,763	0.17	2,953	0.14
Loss on extinguishment of debt	—	—	—	—	134	0.00	—	—
CFO transition costs	—	—	—	—	—	—	1,148	0.06
Natural disaster costs	(310)	(0.01)	15	0.00	(310)	(0.01)	307	0.01
Acquisition related costs	225	0.01	887	0.04	225	0.01	3,265	0.14
Restructuring and impairment	—	—	559	0.03	2,460	0.12	559	0.03
Costs recognized on step-up of Accu-Fab acquired inventory	—	—	591	0.03	—	—	591	0.03
Acquisition related amortization of intangible assets	3,130	0.12	3,125	0.15	9,390	0.41	6,591	0.31
Tax effect of above adjustments	(959)	(0.05)	(1,335)	(0.06)	(3,392)	(0.17)	(3,317)	(0.15)
Adjusted net income (loss) and comprehensive income (loss)	$3,971	$0.15	$2,012	$0.10	$2,424	$0.10	$8,345	$0.39

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$4,328	$1,875	$3,002	$25,181
Less: Capital expenditures	7,680	3,022	19,942	8,430
Free cash flow	$(3,352)	$(1,147)	$(16,940)	$16,751

INVESTOR CONTACT

Stefan Neely or Brian Hawthorne

(615) 844-6248

MEC@val-adv.com